EXHIBIT 10.1
EXECUTION COPY

SAN JOSE WATER COMPANY

NOTE AGREEMENT

Dated as of January 24, 2014

Re: $50,000,000 5.14% Senior Notes, Series L, Due 2044

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ATTACHMENTS TO NOTE AGREEMENT:
Schedule I    -    Payment and Notice Instructions
Schedule II    -    Subsidiaries of the Company
Schedule III    -    Use of Proceeds
Schedule IV    -    Liens of the Company
Schedule V    -    Indebtedness of the Company
Exhibit A    -    Form of 5.14% Senior Notes, Series L, Due 2044
Exhibit B    -    Representations and Warranties
Exhibit C    -    Form of Closing Certificate of the Company
Exhibit D    -    Description of Special Counsel’s Closing Opinion
Exhibit E    -    Description of Closing Opinion of Counsel to the Company

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SAN JOSE WATER COMPANY
110 West Taylor Street
San Jose, California 95110
NOTE AGREEMENT
Re:    $50,000,000 5.14% Senior Notes, Series L, Due 2044

To each of the Purchasers named in Schedule I hereto
Dated as of
January 24, 2014
Ladies and Gentlemen:
The undersigned, SAN JOSE WATER COMPANY, a California corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.	DESCRIPTION OF NOTES; COMMITMENT.
Section 1.1. Description of Notes. The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 5.14% Senior Notes, Series L, Due 2044 (the “Notes”) to be dated the date of issue, to bear interest from such date at the rate of 5.14% per annum, to be payable as to interest in semiannual payments on the first day of each March and September in each year (commencing March 1, 2015) and payable as to interest and principal at maturity, and to bear interest on overdue principal (including any overdue optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 7.14% per annum after the date due, whether by acceleration or otherwise, until paid. The Notes will mature on the date that is the 30th anniversary of the Closing Date hereinafter referred to, and be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in Section 2. The term “Notes” as used herein shall include each Note delivered pursuant to this Agreement by the Company to the purchaser named in Schedule I.
Section 1.2. Commitment. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser and each Purchaser agrees to purchase from the Company, on the Closing Date referred to below, Notes in the aggregate principal amount set opposite such Purchaser’s name in Schedule I at a price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 1.3. Execution Date; Closing Date. This Agreement shall be executed and delivered in advance of the Closing Date at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 on January 24, 2014 (the “Execution Date”).
Delivery of the Notes will be made at the same offices of Chapman and Cutler LLP against payment therefor in Federal Reserve or other funds current and immediately available at the office of XXXX, Reference: Series L Senior Notes Funding, in the amount of the purchase price, at 9:00 A.M., San Francisco time, on August 5, 2014 or such later date (not later than October 3, 2014) as shall mutually be agreed upon by the Company and each Purchaser (the “Closing Date”). The Notes delivered to the Purchasers on the Closing Date will be delivered to such Purchaser in the form of a single registered Note for the full amount of such Purchaser’s purchase (unless multiple Notes in different denominations are specified by such Purchaser), registered in such Purchaser’s name or in the name or names of such nominee or nominees as such Purchaser may specify, all as such Purchaser may specify at any time prior to the Closing Date.

SECTION 2.	PAYMENT OF NOTES.
Section 2.1. Payments. Except as set forth in Sections 2.2 and 2.3, the Notes are not subject to any prepayment or redemption prior to their express maturity date.
Section 2.2. Optional Prepayment Without Make-Whole Amount. Upon compliance with Section 2.4, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) in the event of a condemnation (or sale in anticipation of condemnation) of all or any part of the property of the Company pursuant to the exercise of the power of eminent domain by any governmental authority by application of the proceeds of such sale or condemnation. Any such prepayment shall be at a price equal to 100% of the principal amount of the Notes, or a portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, without the Make‑Whole Amount or other premium.
Section 2.3. Additional Optional Prepayments. In addition to the optional prepayments set forth in Section 2.2, upon compliance with Section 2.4 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part, in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount.
Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 or 2.3 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder’s Notes to be prepaid on such date, (iii) that, if applicable, a Make-Whole Amount will be payable,

(iv) the date when such Make-Whole Amount will be calculated, (v) the estimated Make-Whole Amount, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Make-Whole Amount, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the amount of any Make-Whole Amount payable in connection with such prepayment and a reasonably detailed computation of the Make-Whole Amount.
Section 2.5. Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.
Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Purchaser or such Purchaser’s nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will punctually pay (or cause to be paid) when due the principal thereof, interest thereon and Make-Whole Amount, if any, due with respect to said principal, and all other amounts payable to such Purchaser, such Purchaser’s nominee or such Institutional Holder of any Note pursuant to this Agreement or such Note, without any presentment of such Note, directly to such Purchaser or such Purchaser’s nominee or to such subsequent Institutional Holder at such Purchaser’s address or such Purchaser’s nominee’s address set forth in Schedule I hereto or such other address as such Purchaser, such Purchaser’s nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a bank located in the United States is designated for such Purchaser or such Purchaser’s nominee on Schedule I hereto or in any written notice to the Company from such Purchaser, from such Purchaser’s nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available federal funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any bank located in the United States as such Purchaser, such Purchaser’s nominee or any such subsequent Institutional Holder may from time to time direct in writing.
Section 2.7. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) subject to clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the maturity date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 3.	REPRESENTATIONS.

Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties with respect to the Company and its Subsidiaries set forth in Exhibit B attached hereto are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.
Section 3.2. Representations of the Purchasers. Each Purchaser severally represents, and in entering into this Agreement the Company understands, that each Purchaser is acquiring Notes for the purpose of investment and not with a view to the distribution thereof, and that neither Purchaser has a present intention of selling, negotiating or otherwise disposing of any of the Notes; it being understood, however, that the disposition of such Purchaser’s property shall at all times be and remain within such Purchaser’s control. Each Purchaser further represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this paragraph (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 3.2 the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 4.	CONDITIONS TO EXECUTION AND CLOSING.

Section 4.1. Conditions to Execution. Each Purchaser’s obligation to execute and deliver this Agreement on the Execution Date is subject to the representations and warranties of the Company in Exhibit B to this Agreement being correct when made on the Execution Date. In addition, on or prior to the Execution Date, the approval of the Public Utilities Commission of the State of California for the issuance and sale of the Notes shall have been obtained (and any appeal period with respect thereto shall have expired without any appeal therefrom having been taken) and shall be in full force and effect.
Section 4.2. Conditions to Closing. Each Purchaser’s obligation to purchase Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:
(a)    Notes. On the Closing Date, such Purchaser or such Purchaser’s special counsel shall have received a duly executed Note or Notes registered in such Purchaser’s name or such other name or names as such Purchaser may have designated pursuant to Section 1.2 and in the aggregate principal amounts set forth opposite such Purchaser’s name in Schedule I.
(b)    Closing Certificate. Such Purchaser shall have received a certificate, dated the Closing Date, of the Company, signed by the President, Chief Financial Officer, or a Vice President thereof, the truth and accuracy of which shall be a condition to such Purchaser’s obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect set forth in Exhibit C hereto.
(c)    Legal Opinions. Such Purchaser shall have received from Chapman and Cutler LLP, and from Morgan, Lewis & Bockius LLP, counsel for the Company, their respective opinions, dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits D and E, respectively, hereto.
(d)    No Adverse Change. There shall have been no material adverse change in the business, prospects, profits or condition, financial or otherwise, of the Company since December 31, 2013.
(e)    Governmental Approvals. On or prior to the Closing Date, the approval of the Public Utilities Commission of the State of California for the issuance and sale of the Notes obtained prior to the Execution Date shall remain in full force and effect without amendment, and all other approvals, authorizations and consents, if any, of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated hereby shall have been obtained and shall be in full force and effect.
(f)    Legal Investment. The Notes shall on the Closing Date qualify as a legal investment for such Purchaser under any laws regulating investments to which such Purchaser may be subject (without reference to any provision which permits the making of an investment without restriction as to the character of the particular investment), and such Purchaser shall have received such evidence as such Purchaser may reasonably request to establish compliance with this condition.
(g)    Private Placement Number. The Company shall have obtained, at its expense, a Private Placement Number for the Notes from Standard & Poor’s Corporation.

(h)    Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be reasonably satisfactory in form and substance to such Purchaser and such Purchaser’s special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions. If any provision of this Agreement requires the certification, representation or warranty of the existence or nonexistence of any particular fact or implies as a condition the existence or nonexistence of such fact, then such Purchaser shall be free to require the establishment to such Purchaser’s satisfaction of the existence or nonexistence of any such fact.
(i)    Payment of Special Counsel Fees. The Company shall have paid, on or before the Closing Date, the reasonable fees, charges and disbursements of the Purchasers’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
Section 4.3. Waiver of Conditions. If on the Closing Date the Company fails to tender to each Purchaser the Notes to be issued to such Purchaser on such date or if the conditions specified in Section 4.2 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.2 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition (other than Sections 4.2(e) or (f)) to such extent as such Purchaser may in such Purchaser’s sole discretion determine. Nothing in this Section 4.3 shall operate to relieve the Company of any of its obligations hereunder or to waive any of such Purchaser’s rights against the Company.

SECTION 5.	COMPANY COVENANTS.
From the date of this Agreement until the Closing Date and continuing thereafter so long as any amount remains unpaid on any Note:
Section 5.1. Corporate Existence. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 5.10.

Section 5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties. Nothing contained in this Section 5.2 shall prevent the Company or any Restricted Subsidiary from self-insuring against any such risk so long as (i) any such self-insurance does not exceed prudent levels for a company the size of the Company and its Restricted

Subsidiaries taken as a whole, and operating in its industry, (ii) at any time an Event of Default exists, no such self-insurance shall be increased from the self-insurance in effect immediately prior to the occurrence of such Event of Default including any increase resulting from lowering coverage limits or increasing deductible amounts and (iii) the Company, pursuant to a plan maintained in accordance with generally accepted accounting principles, maintains accounting reserves which are adequate for the type and amount of self-insurance; provided, however, that the level of self-insurance shall not exceed an amount which would require such reserves in excess of 5% of Consolidated Net Worth.
Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by the Company to be adequate with respect thereto. The Company will promptly comply and will cause each Restricted Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws (including Environmental Laws), ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could, individually or in the aggregate, materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Restricted Subsidiaries or could affect the ability of the Company or its Restricted Subsidiaries to perform or observe its or their obligations under this Agreement or the Notes or would result in any Lien not permitted under Section 5.7.
(b)    The Company will not and will not permit any Controlled Entity (i) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (1) would cause any Purchaser or holder to be in violation of any law or regulation applicable to such Purchaser or holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (iii) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 5.4.Maintenance. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.
Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business (including but not limited to water reclamation and sewage treatment), taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the Execution Date.
Section 5.6. Limitations on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee or in any manner be or become liable in respect of any Indebtedness, except:
(1)    Indebtedness evidenced by the Notes;
(2)    Debt of the Company and its Restricted Subsidiaries outstanding as of the Execution Date as described in Schedule V hereto and confirmed by the certificate of the Company delivered on the Closing Date pursuant to Section 4.2(b);
(3)    unsecured Current Debt of the Company (i) under a bank credit facility or (ii) to the Corporation or any subsidiaries of the Corporation; provided, that if at the time any such Current Debt is incurred and after giving effect to such incurrence, the outstanding Additional Funded Debt of the Company, if any, shall be increased, the increased amount of such Additional Funded Debt would be allowed to be incurred under clause (4) of this Section 5.6(a);
(4)    any other Funded Debt of the Company, provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of the proceeds thereof:
(A)    Consolidated Funded Debt shall not exceed 66-2/3% of Total Capitalization; and
(B)    Consolidated Net Income Available for Interest Charges for any period of 12 consecutive calendar months within the 15 consecutive calendar months immediately preceding the issuance of such Funded Debt shall be equal to or exceed 175% of Pro Forma Interest Charges;
(5)    Debt of a Restricted Subsidiary to the Company;

(6)    any other Debt of Restricted Subsidiaries; provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of the proceeds thereof, the aggregate unpaid principal amount of all Debt of Restricted Subsidiaries other than Debt of Restricted Subsidiaries to the Company, shall not exceed 10% of Consolidated Debt;
(7)    any other Indebtedness of the Company which is not Debt;
(8)    any other Indebtedness of Restricted Subsidiaries which is not Debt; and
(9)    Indebtedness incurred to refinance or refund the Indebtedness allowed under clauses (1) to (6) of this Section 5.6(a) provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of proceeds thereof, such refinancing or refunding will not increase the previously existing principal amount of the Indebtedness outstanding.
(b)    Any corporation which becomes a Restricted Subsidiary after the Execution Date shall for all purposes of this Section 5.6 be deemed to have created, assumed, guaranteed or incurred at the time it becomes a Restricted Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Restricted Subsidiary.
Section 5.7. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, without making effective provisions whereby all of the Notes shall be directly secured equally and ratably with all of the other obligations secured thereby (and providing to the holders of the Notes an opinion satisfactory in form and substance to the holders of the Notes from counsel satisfactory to the holders of the Notes to the effect that the Notes are so secured) except:
(a)    Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 5.3;
(b)    Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
(c)    Liens incidental to the conduct of business or the ownership of properties and assets (including but not limited to warehousemen’s and attorneys’ liens and statutory landlords’ liens) and specific Liens including but not limited to pledges of Securities to secure deposits, and other Liens incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings the effect of which is to stay or prevent enforcement of such Lien;
(d)    minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event, individually or in the aggregate, materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;
(e)    Liens existing on fixed assets at the time of acquisition thereof by the Company or a Restricted Subsidiary or Liens existing on fixed assets owned by a business entity at the time such entity is acquired by the Company or a Restricted Subsidiary, provided that (i) any such Lien shall attach only to the fixed assets so acquired or to the fixed assets owned by the business entity so acquired, as the case may be, (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of the acquisition, and (iii) all Indebtedness secured by any such Lien shall have been incurred within the applicable limitations of Section 5.6;
(f)    in the event of a consolidation or merger of the Company in compliance with Section 5.10(a)(3) where the surviving corporation is not the Company (the surviving corporation being the “Acquiring Corporation”), Liens existing on assets of the Acquiring Corporation and its subsidiaries at the time of the consolidation or merger, as the case may be, so long as (i) the Lien shall attach only to the assets to which the Lien was attached at the time of the consolidation or merger, and (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of such consolidation or merger;
(g)    Liens securing Indebtedness of a Restricted Subsidiary to the Company;
(h)    Liens existing as of the Execution Date and reflected in Schedule IV hereto;
(i)    Liens incurred after the Execution Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Capitalized Leases, provided that (i) the Lien shall attach solely to the fixed assets purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), (iii) the aggregate of all amounts so financed outstanding at any time on and after the Execution Date by the Company and its Restricted Subsidiaries shall not exceed the greater of

(A) $10,000,000 or (B) 10% of Consolidated Net Worth, and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 5.6;
(j)    Liens on the property of the Company securing the Company’s mortgage bonds issued pursuant to a mortgage bond indenture or other governing instrument, provided, that (A) such mortgage bond indenture or governing instrument shall have been consented to in writing by the holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes and (B) provision shall have been made concurrently with the issuance of any such mortgage bonds for the Notes to be equally and ratably secured by the Lien securing such mortgage bonds; and
(k)    renewals and extensions of Liens permitted pursuant to clauses (a) through (j) of this Section 5.7 given to secure the renewal, extension or replacement of the Indebtedness secured thereby without increase in the principal amount of such Indebtedness outstanding at the time of such renewal, extension or replacement, which Liens attach solely to the property theretofore securing such Indebtedness.
In case any property or assets of the Company or any of its Restricted Subsidiaries is subjected to a Lien in violation of this Section 5.7, the holders of the Notes shall immediately have and enjoy the benefit of an equitable Lien on such property and assets, securing the Notes, to the full extent that, and with such priority as, the holders may be entitled to under applicable law.
Notwithstanding the foregoing provisions of this Section 5.7, the Company shall not, and shall not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien securing obligations owing under any Material Credit Facility on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or provide any Guaranty of such obligations, unless the Company or such Restricted Subsidiary makes effective provision whereby the Notes shall be equally and ratably secured or guarantied with all such obligations pursuant to such agreements (including, without limitation, an intercreditor agreement), certificates, legal opinions, showings and other instruments reasonably satisfactory to the holders as such holders may reasonably require to evidence and retain the pari passu ranking of the obligations of the Company and its Restricted Subsidiaries with respect to the Notes and such Material Credit Facility.
Section 5.8. Restricted Payments. The Company will not and will not permit any of its Restricted Subsidiaries to:
(a)    Declare or pay any dividend or other distribution, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company or any dividends or distributions payable by a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary or to the Company);
(b)    Directly or indirectly, or through any Subsidiary, purchase, redeem, retire or acquire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than repurchases of capital stock of the Company from employees who leave or retire from the Company or any Restricted Subsidiary); or
(c)    Directly or indirectly, or through any Subsidiary, defease, redeem, repurchase or otherwise acquire or retire prior to maturity any Indebtedness ranked subordinate in right of payment to the Notes; or
(d)    Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock (except as permitted in clauses (a) or (b) of this Section 5.8);
(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, such defeasances, redemptions, repurchases, acquisitions or retirements of Indebtedness and all such other payments or distributions being herein collectively called “Restricted Payments”) if after giving effect thereto the aggregate amount of Restricted Payments after December 31, 1991 to and including the date of the making of the Restricted Payment in question would exceed (i) 100% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period, plus (ii) the aggregate net proceeds received by the Company from the sale subsequent to the Execution Date of shares of its capital stock or conversion of its Securities into such shares, plus (iii) $20,000,000.
Nothing contained in the foregoing provisions of this Section 5.8 shall prohibit the Company from making scheduled payments of dividends on and redemptions of preferred stock of the Company, provided that no Default or Event of Default shall have occurred and be continuing, but all such payments shall be taken into account in calculating the permitted amount of Restricted Payments which the Company or its Restricted Subsidiaries may make from time to time.
The Company will not declare any dividend which constitutes a Restricted Payment payable more than 90 days after the date of declaration thereof.
In addition to the foregoing restrictions, the Company will not declare or make any Restricted Payment either in cash or property nor will the Company pay dividends on or redeem any of its preferred stock if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing.
For the purposes of this Section 5.8, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.
Section 5.9. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make or have outstanding any Investments, other than:

(a)    Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which concurrently with such Investment, will become a Restricted Subsidiary;
(b)    Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;
(c)    Investments in certificates of deposit maturing within one year from the date of acquisition thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $200,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated “A” or better by S&P or “A2” or better by Moody’s;
(d)    Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by S&P or Moody’s or is issued by a corporation organized under the laws of the United States or any state thereof with outstanding corporate debt obligations which are rated “AA” or better by S&P, or “Aa2” or better by Moody’s;
(e)    receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;
(f)    Investments in Securities received in settlement of any Indebtedness arising in the ordinary course of business of the Company or any Restricted Subsidiary, provided that the aggregate amount of all such Investments at any time outstanding shall not exceed the greater of (A) $5,000,000 or (B) 5% of Consolidated Net Worth;
(g)    Investments in (i) money market mutual funds, (ii) mutual funds invested primarily in corporate debt obligations which are rated “AA” or better by S&P or “Aa2” or better by Moody’s, and (iii) corporate debt obligations rated “AA” or better by S&P or “Aa2” or better by Moody’s, or preferred stock of any such Person; provided, that in no event shall (x) any such corporate debt obligations held outside a mutual fund be in the form of adjustable or variable rate securities  and (y) more than 5% of the assets of any such mutual fund be in the form of adjustable or variable rate securities; and provided, further, that the aggregate of all Investments referred to in this Section 5.9(g) shall not exceed 7.5% of Consolidated Net Worth; and
(h)    other Investments (in addition to those permitted by the foregoing provisions of this Section 5.9), provided that at the time of acquisition thereof the aggregate amount of all such other Investments owned by the Company and its Restricted Subsidiaries shall not exceed an amount equal to 10% of Consolidated Net Worth.

In addition to the foregoing restrictions, the Company will not, and will not permit any Restricted Subsidiary to, make any Investments, other than Investments described in clauses (a) through (f) of this Section 5.9, if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing.
In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.9, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal, except that for purposes of computing Consolidated Net Worth and Consolidated Total Assets, Investments shall be valued in accordance with generally accepted accounting principles.
For purposes of this Section 5.9, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.
Section 5.10. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.10) of the assets of the Company and its Restricted Subsidiaries, provided, however, that:
(1)    any Restricted Subsidiary may merge or consolidate with or into the Company or any other Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;
(2)    any Restricted Subsidiary may merge or consolidate with any other corporation so long as the surviving or continuing corporation shall be a Restricted Subsidiary;
(3)    the Company may consolidate or merge with any other corporation so long as (i) the corporation which results from such merger or consolidation shall be incorporated under the laws of the United States or any state thereof, have substantially all of its assets and the assets of its Subsidiaries located within the United States and be engaged principally in the ownership and operation of a regulated public utility, (ii) the resulting corporation, if other than the Company, shall execute and deliver to the registered holders of the Notes an agreement satisfactory in form and substance to such holders ratifying and confirming this Agreement and the Notes and expressly assuming the due and punctual payment of the principal and Make‑Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and this Agreement to be performed and observed by the Company, (iii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (iv) after giving effect to such consolidation or merger the surviving corporation would be permitted to incur at least $1.00 of additional Funded Debt pursuant to paragraph (4) of Section 5.6(a), and (v) the surviving corporation shall deliver to the registered holders of the Notes an opinion, satisfactory in form and substance to the registered holders of the Notes, of counsel satisfactory to the registered holders of the Notes, to the effect that all requirements of this Section 5.10(a)(3) have been satisfied; and
(4)    nothing contained herein shall apply to or operate to prevent the sale of any property of the Company or any Restricted Subsidiary taken by eminent domain or sold in lieu of, and in reasonable anticipation of, a taking by eminent domain.
(b)    Except for the purpose of qualifying directors, the Company will not permit any Restricted Subsidiary to issue or sell (i) any shares of preferred stock of such Restricted Subsidiary or any Indebtedness of such Restricted Subsidiary to any Person other than the Company or another Restricted Subsidiary, or (ii) any shares of common stock of such Restricted Subsidiary to any Person other than the Company, another Restricted Subsidiary or another Person who was a holder of such common stock at the time such Restricted Subsidiary became a Restricted Subsidiary and who holds validly pre-existing preemptive rights to acquire such common stock and to whom such common stock is issued (x) solely in satisfaction of such pre-existing preemptive rights and (y) solely in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary, or (iii) any shares of stock of any other class (including as “stock” for the purposes of this Section 5.10(b), any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock).
(c)    Except as otherwise expressly provided in Section 5.10(e) the Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except for directors’ qualifying shares) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:
(1)    simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;
(2)    the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of said shares of stock and Indebtedness is no longer in the best interests of the Company;
(3)    said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;
(4)     the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

(5)    such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.
(d)    As used in this Section 5.10, a sale, lease or other disposition of stock of a Restricted Subsidiary or assets shall be deemed to be a “substantial part” of the assets of the Company and its Restricted Subsidiaries if either:
(1)    after eliminating the portions of Consolidated Net Income (excluding losses) which were contributed, during the four quarterly fiscal periods immediately preceding such sale, lease or other disposition for which figures are available, by (x) such Restricted Subsidiary or assets, (y) each other Restricted Subsidiary which has been disposed of during such four quarterly fiscal periods and (z) other assets of the Company and its Restricted Subsidiaries disposed of during such four quarterly fiscal periods (other than the sale, abandonment or other disposition of inventory in the ordinary course of business), the Company could not have incurred $1.00 of additional Funded Debt pursuant to paragraph (4) of Section 5.6(a) or declared or made a Restricted Payment pursuant to Section 5.8 as of the last day of such four quarterly fiscal periods; or
(2)    the book value of the stock of such Restricted Subsidiary or such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the 12-month period ending on the date of such proposed sale, lease or other disposition, exceeds 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year.
(e)    The provisions of this Section 5.10 shall not apply or operate to prevent any sale or other disposition of a substantial part of the assets of the Company and its Restricted Subsidiaries if written notice to the holders of the Notes is given within 60 days after the effective date of such sale or other disposition (the “Sale Date”) describing such sale or other disposition in reasonable detail and setting forth a computation of the net proceeds which have been received by the Company and either:
(1)    the Company offers to apply such net proceeds, if any, to the pro rata redemption of the Notes and other senior Funded Debt of the Company on that date (the “Redemption Date”) which is not more than 120 days after the Sale Date at the price required by Section 2.3 together with accrued interest thereon to the Redemption Date and makes the tendered redemption of all Notes and other senior Funded Debt of the Company held by holders who have accepted such tender by notice in writing given to the Company not less than 30 days prior to the Redemption Date, or
(2)    within 180 days after the Sale Date, the Company reinvests such net proceeds in other properties or assets which are not encumbered by Liens which are not permitted under Section 5.7 and which are to be used by, or are useful to, the Company or a Restricted Subsidiary in its normal business activities, provided that if the assets as sold were unencumbered, the assets purchased with such net proceeds shall be unencumbered.

Section 5.11. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company or a Restricted Subsidiary (so long as Section 5.7 is complied with) which are limited in amount to a stated maximum dollar exposure and included in Consolidated Indebtedness.
Section 5.12. Acquisition of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may acquire or make any offer to acquire any Notes unless an offer has been made to acquire Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company, any Restricted Subsidiary or any Affiliate acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect thereto.
Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction, arrangement or understanding with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except on reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.
Section 5.14. [Reserved].
Section 5.15. Hazardous Material. Neither the Company nor any Subsidiary shall cause or permit any Hazardous Material to exist on or discharge from any property owned or used by the Company or any Subsidiary which would result in any Lien upon any of its properties (whether originating thereon or migrating to such property from other property). The Company shall promptly: (A) pay any claim against the Company or any Subsidiary or any of such properties, (B) remove any Lien upon any such property, and (C) indemnify and hold each Purchaser harmless from any and all loss, damage or expense, including the fees and expenses of any environmental engineering or clean-up firm, resulting from any Hazardous Material which exists on or is discharged from any such properties. The Company shall notify each Purchaser of any condition or occurrence at, on, or arising from any such properties that results in noncompliance with any Environmental Law within ten days after the Company first has knowledge of such condition or occurrence. The Company and each Subsidiary shall comply, and cause each of its properties to comply with all Environmental Laws, and shall promptly undertake or cause to be undertaken any cleanup, removal, remedial or other action required by Hazardous Material discharged from any of its properties. Notwithstanding the foregoing provisions of this Section 5.15, none of the aforementioned events or circumstances shall constitute a default by the Company in its obligations hereunder unless such event or circumstance could have a material adverse effect on the business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. In addition, nothing in this Section 5.15 shall be deemed to prevent the Company from contesting any such claim or Lien in good faith by appropriate proceedings which will prevent the forfeiture or sale of any property of the Company or any Subsidiary or any material interference with the use thereof by the Company or such Subsidiary.
Section 5.16. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance in all material respects with generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to holders of the Notes pursuant to this Section 5.16 and concurred in by the independent public accountants referred to in Section 5.16(b) hereof), and will furnish to each Purchaser prior to the Closing Date and, from and after the Closing Date, to each Purchaser so long as such Purchaser is the holder of any Note and to each other Institutional Holder of any then outstanding Note (herein, together with such Purchasers called “an Entitled Holder”) (in duplicate if so specified below or otherwise requested):
(a)    Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:
(1)    consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the end of such quarterly fiscal period, setting forth in comparative form the consolidated and consolidating figures for the end of the preceding fiscal year then most recently ended,
(2)    consolidated and consolidating statements of income and retained earnings of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated and consolidating figures for the corresponding periods of the preceding fiscal year, and
(3)    consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;
(b)    Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:
(1)    consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

(2)    consolidated and consolidating statements of income, changes in shareholders’ equity, and cash flows of the Company and its Restricted Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Entitled Holders to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;
(c)    Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent public accountants of the financial statements of the Company or any Restricted Subsidiary;
(d)    SEC and Other Reports. Promptly upon their becoming available: (i) one copy of each financial statement, report, notice or proxy statement sent by the Corporation or the Company to its respective stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Corporation, the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency (the “SEC”); (ii) one copy of each annual report filed with the Public Utilities Commission of the State of California; and (iii) copies of (A) any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries and (B) any reports, applications or other documents filed with the Public Utilities Commission of the State of California or any other governmental agency, Federal or state, which (in the case of each of the matters referred to in subclause (A) and (B)) individually or in the aggregate, could have, or reflect facts or circumstances which could have, a material adverse effect upon the business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the Company’s or any Subsidiary’s ability to comply with this Agreement and the Notes; provided, however, that during any periods when the Corporation is not required to file financial statements with the SEC, the Corporation shall then furnish to each Entitled Holder consolidated quarterly and annual financial statements of the Corporation and its Subsidiaries within the respective periods provided in paragraphs (a) and (b) above;
(e)    ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan (except that, with respect to any Reportable Event as to which the PBGC has waived the generally applicable 30 day notice requirement, such written notice to the Entitled Holder may be given at any time simultaneously with or prior to the time that notice is required to be given to the PBGC in the Company’s Annual Report – Form 5500); (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan subject to Title IV of ERISA, (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan subject to Title IV of ERISA; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan that could result in material liability to the Company or a Restricted Subsidiary; (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;
(f)    Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and (i) stating that the Company is in full compliance with this Agreement and the Notes, (ii) setting forth (A) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.11 during the period covered by the financial statements then being furnished, and (B) stating whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;
(g)    Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed the Notes and this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions thereof, and if any such condition or event then exists, specifying the nature and period of existence thereof, it being understood and agreed that such accountants shall not be liable to any Person by reason of their failure to obtain knowledge of any Default or Event of Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards; and
(h)    Requested Information. With reasonable promptness, such other data and information as any Entitled Holder may reasonably request.
Without limiting the foregoing, the Company will permit each Entitled Holder of any then outstanding Note (or such Persons as such Entitled Holder may designate), to visit and inspect, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Entitled Holder the finances and affairs of the Company and its Restricted Subsidiaries), all at such reasonable times and as often as may be reasonably requested. If a Default has occurred and is continuing hereunder, the cost of such inspection, including the reasonable fees and expenses of any attorneys or accountants employed by the Purchasers for such purpose, shall be paid by the Company.

SECTION 6.	EVENTS OF DEFAULT AND REMEDIES THEREFOR.
Section 6.1. Events of Default    . Any one or more of the following shall constitute an “Event of Default” as such term is used herein:
(a)    Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 10 days; or
(b)    Default shall occur in the making of any payment of the principal of any Note or Make‑Whole Amount, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or
(c)    Default shall be made in the payment as and when the same shall become due and payable (whether by lapse or time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness (other than the Notes) of the Company or any Restricted Subsidiary for borrowed money, in an aggregate amount exceeding $1,000,000, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or
(d)    Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness of the Company or any Restricted Subsidiary for borrowed money, in an aggregate amount exceeding $2,000,000 may be issued, and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness of the Company or any Restricted Subsidiary outstanding thereunder; or as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (i) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,000,000, or (ii) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(e)    Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.11, other than any such default which is cured no later than five days after such default shall first become known to any Responsible Officer of the Company; or

(f)    Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after such default shall first become known to any Responsible Officer of the Company; or
(g)    Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or
(h)    The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary causes or suffers an order of relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or
(i)    Final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or
(j)    A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or
(k)    Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution; or
(l)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan under Section 4041(c) of ERISA shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and only if any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. As used in this Section 6.1(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company or any Restricted Subsidiary for borrowed money gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding.
Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of Section 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (c) through (g) inclusive, (i) or (l), of said Section 6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (h), (j), or (k) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder’s or holders’ attorneys for all services rendered in connection therewith.
Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g) inclusive, (i) or (l), inclusive, of Section 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a)    no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;
(b)    all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or Make‑Whole Amount on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and
(c)    each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;
and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.	AMENDMENTS, WAIVERS AND CONSENTS.
Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of (a) prior to the Closing Date, the Purchasers and (b) on or after the Closing Date, the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of each Purchaser prior to the Closing Date or, thereafter, the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (i) which will change the time of payment of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of Purchasers or holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6 or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 1.2 upon the satisfaction of the conditions to the Closing Date that appear in Section 4.2.
Section 7.2. Solicitation of Holders. Prior to the Closing Date, or after the Closing Date so long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Purchaser, if prior to the Closing Date, and each holder of Notes (irrespective of the amount of Notes then owned by it), if after the Closing Date, shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Purchaser or holder of Notes as consideration for or as an inducement to entering into by any Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the Purchasers or holders of all Notes then outstanding.

Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Purchasers or holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.	INTERPRETATION OF AGREEMENT; DEFINITIONS.
Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:
“Additional Funded Debt” of the Company shall mean as of the date of any determination thereof, the greater of (i) the amount, if any, by which the aggregate amount of all unsecured Current Debt of the Company then outstanding to the Corporation or its subsidiaries exceeds 15% of Consolidated Net Worth, or (ii) the amount, if any, by which the aggregate amount of all unsecured Current Debt of the Company then outstanding under a bank credit facility or to the Corporation or its subsidiaries exceeds 30% of Consolidated Net Worth.
“Affiliate” shall mean any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Restricted Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agreement” shall mean this Note Agreement dated as of January 24, 2014, as amended or otherwise modified from time to time.
“Blocked Person” shall have the meaning set forth in paragraph 23 of Exhibit B.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York or California are required by law to close or are customarily closed.
“Capitalized Lease” shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.
“Capitalized Rentals” of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with generally accepted accounting principles.
“CISADA” shall have the meaning set forth in paragraph 23 of Exhibit B.
“Closing Date” shall have the meaning set forth in Section 1.3.
“Company” shall mean San Jose Water Company, a California corporation, and any Person who succeeds to all, or substantially all, of the assets and business of San Jose Water Company.
“Consolidated Debt” shall mean all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.
“Consolidated Funded Debt” shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.
“Consolidated Indebtedness” shall mean all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.
“Consolidated Net Income” for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:
(a)    any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(b)     the proceeds of any life insurance policy;
(c)    net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;
(d)    net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;
(e)    net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

(f)    net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;
(g)    any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;
(h)    earnings resulting from any reappraisal, revaluation or write-up or write-down of assets;
(i)    any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;
(j)    any gain arising from the re-acquisition of any Securities of the Company or any Restricted Subsidiary; and
(k)    any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.
“Consolidated Net Income Available for Interest Charges” for any period shall mean:
(1)    Consolidated Net Income, plus
(2)    the sum of (i) state, Federal or local taxes measured by income and excess profits taxes paid or accrued by the Company and its Restricted Subsidiaries on account of such Consolidated Net Income during said period plus (ii) all Interest Charges of the Company and its Restricted Subsidiaries for said period (but only to the extent deducted in computing Consolidated Net Income for said period.)
“Consolidated Net Worth” shall mean as of any date the aggregate amount of the capital stock accounts (less treasury stock), retained earnings and surplus of the Company and its Restricted Subsidiaries after deducting Minority Interests to the extent included in the capital stock accounts of the Company, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries.
“Consolidated Total Assets” shall mean, as of any date as of which the amount thereof is to be determined, the sum total of all of the assets, both real and personal, of the Company and its Restricted Subsidiaries on a consolidated basis, after eliminating all offsetting debits and credits among the Company and all of its Restricted Subsidiaries and deducting reserves for obsolescence, depletion and/or depreciation and all other proper reserves which should be set aside in connection with the business conducted by the pertinent corporation (other than reserves which are, in effect, mere appropriations of retained earnings).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Affiliate” means an Affiliate of a Person that is under the Control of such Person or which Affiliate and such Person are both under the Control of another Person.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Corporation” shall mean SJW Corp., a California corporation which is the parent company of the Company, and any person who succeeds to all or substantially all of the assets and business of SJW Corp.
“Current Debt” of any Person shall mean (i) all Indebtedness of such Person for borrowed money payable on demand or in less than one year and (ii) all Guaranties by such Person of Current Debt of others; provided, that in the determination of Current Debt of the Company or any Restricted Subsidiary, (x) there shall be excluded any Indebtedness for Ordinary Course Deposits and (y) there shall be included all Indebtedness of the Company under the Line of Credit.
“Debt” of any Person shall mean, without duplication, all Current Debt and all Funded Debt of such Person.
“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.
“Environmental Laws” means any statute, law, ordinance, rule or regulation of any local, state or federal authority having jurisdiction over any property of the Company or of its Subsidiaries or any portion thereof, regulating or imposing liability concerning the release or disposal of any hazardous waste or toxic substance or relating to pollution or protection of the environment, including, but not limited to: (a) the Federal Water Pollution Control Act, as amended; (b) the Federal Resource Conservation and Recovery Act, as amended; (c) the Comprehensive Environmental Response Compensation and Liability Act, as amended; (d) the Toxic Substance Control Act, as amended; (e) the Clean Air Act, as amended; and (f) any similar law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.
“ERISA Affiliate” shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
“Event of Default” shall have the meaning set forth in Section 6.1.

“Execution Date” shall have the meaning set forth in Section 1.3.
“Funded Debt” of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under generally accepted accounting principles, (ii) all Capitalized Rentals of such Person, (iii) all Guaranties by such Person of Funded Debt of others and (iv) for purposes of calculating compliance with the provisions of Section 5.6(a)(4) and the definitions contained therein, Funded Debt of the Company shall include all Additional Funded Debt of the Company; provided, that in the determination of Funded Debt of the Company or any Restricted Subsidiary, there shall be excluded (x) any Indebtedness for Ordinary Course Deposits and (y) Indebtedness of the Company under the Line of Credit.
“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
“Hazardous Material” means any hazardous or toxic material, substance or waste which is defined by those or similar terms and is regulated as such under any applicable Environmental Law.
“Indebtedness” of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition. For the purpose of computing the “Indebtedness” of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the liabilities of such Person.
“Institutional Holder” shall mean any “qualified institutional buyer,” as defined in Rule 144A promulgated under the Securities Exchange Act of 1934, as said Rule may from time to time be amended.
“Interest Charges” of any Person with respect to any Indebtedness thereof for any period shall mean all interest charges (including amortization of debt discount or amounts imputed as interest of any Indebtedness in accordance with sound accounting practice) paid, payable or accruing in respect of such Indebtedness for such period; provided that if the interest charges on such Indebtedness are to be determined for any period commencing after the date of computation, then in the case of any Indebtedness evidenced by an obligation bearing interest at a variable rate or at different fixed rates, or any obligation on which interest does not begin to accrue at the date of computation of Interest Charges, or any obligation on which interest does not become payable until a specified date more than one year after the date of computation, the interest charges attributable to such obligation shall be calculated on the basis of the greater of (i) the rate payable on such obligation on the date of computation and (ii) the average interest rate payable on all Funded Debt of such Person during the three-month period immediately preceding the date of computation.
“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.
“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, but, excluding in the case of the Company or any Restricted Subsidiary, rights, reserved to or vested in any municipality or public authority as an incident of any franchise, grant, license or permit of the Company or any Restricted Subsidiary, as the case may be, whether by the terms of any franchise, grant, license or permit or provision of law or otherwise. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
“Line of Credit” means that certain Credit Agreement dated as of March 1, 2012 between the Company and Wells Fargo Bank, National Association, as amended, modified, supplemented, refinanced or replaced from time to time, providing the Company a short-term line of credit.
“Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make Whole Amount may in no event be less than zero. For the purposes of determining the Make Whole Amount, the following terms have the following meanings:
“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 2.3 or has become or is declared to be immediately due and payable pursuant to Section 6.3, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 11:00 a.m. (Central Standard Time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on the run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360 day year composed of twelve 30 day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.3 or Section 6.3.
“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.3 or has become or is declared to be immediately due and payable pursuant to Section 6.3, as the context requires.
“Material Credit Facility” shall mean, as to the Company and its Restricted Subsidiaries, any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Company or any Restricted Subsidiary, or in respect of which the Company or any Restricted Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $5,000,000 (or the equivalent in the relevant currency of payment); and if no Credit Facility or Credit Facilities equal or exceed such amount, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Minority Interests” shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.
“Moody’s” shall mean Moody’s Investors Services, Inc.
“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.
“OFAC” shall have the meaning set forth in paragraph 23 of Exhibit B.
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource center/sanctions/Programs/Pages/Programs.aspx.
“Ordinary Course Deposits” shall mean in the case of the Company or any Restricted Subsidiary any deposits or advances received by the Company or such Restricted Subsidiary, as the case may be (whether shown on the Company’s balance sheet as advances for construction, contributions in aid of construction, or otherwise), in the ordinary course of its business from customers, consumers, property developers or other Persons if, in each case, such deposits or advances were made in accordance with customary practices of the utility industry in existence at such time or pursuant to regulatory authority.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Person” shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Plan” shall mean an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pro Forma Interest Charges” shall mean, as of the date of any determination thereof, the sum of Interest Charges with respect to all Funded Debt of the Company and its Restricted Subsidiaries (other than Funded Debt to be retired concurrently with the issuance of the Funded Debt then to be issued) for the twelve full consecutive calendar months immediately following such date of determination, determined on a pro forma basis, including, Interest Charges on all Funded Debt then to be issued; provided, that if Funded Debt of the Company includes Additional Funded Debt of the Company, the Interest Charges for such Additional Funded Debt shall be based upon the rate then payable under the bank credit facility, provided, further that if the unsecured debt of the Company to the Corporation or its subsidiaries exceeds the Company’s unsecured debt under the bank credit facility at the time of reference, the Interest Charges shall be based upon the rate then payable on such unsecured debt to the Corporation or its subsidiaries.
“Purchaser” shall have the meaning set forth in Section 1.1.
“Rentals” shall mean and include, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
“Reportable Event” shall have the same meaning as in ERISA.
“Responsible Officer” with respect to the Company shall mean the President, the Chief Financial Officer, the Chairman, any Vice President, the Treasurer, and the Controller.
“Restricted Subsidiary” shall mean any Subsidiary (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned by the Company and/or one or more Restricted Subsidiaries.
“S&P” shall mean Standard & Poor’s Rating Services (a division of McGraw Hill Companies, Inc.).
“Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.
The term “subsidiary” shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term “Subsidiary” shall mean a subsidiary of the Company.
“SVO” shall mean the Securities Valuation Office of the NAIC or any successor to such office.
“Total Capitalization” shall mean as of any date the sum of (i) Consolidated Net Worth plus (ii) Consolidated Funded Debt.
“U.S. Economic Sanctions” shall have the meaning set forth in paragraph 23 of Exhibit B.

“Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
“Wholly-Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.
Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
If after the date of this Agreement (a) any change shall occur in generally accepted accounting principles in effect on the date of this Agreement (a “GAAP Change”) which results in a change in any computation or definition used in calculating compliance by the Company with any covenant in Sections 5.6 through 5.11 and which, in the good faith judgment of the chief financial officer of the Company has had or may have a material effect on the ability of the Company to comply with one or more such covenants (the “Affected Covenants”) and (b) the Purchasers shall receive within 90 days after the effective date of such GAAP Change (the “Effective Date”) a written notice from the Company (i) describing the GAAP Change and (ii) setting forth in reasonable detail (including detailed calculations) why the GAAP Change has had or may have a material effect on the ability of the Company to comply with the Affected Covenants and confirming the good faith judgment of the chief financial officer of the Company with respect thereto, such Purchaser agrees upon such Purchaser’s receipt of such notice to enter into good faith negotiations with the Company for an amendment to this Agreement of the Affected Covenants so as to place the parties, insofar as possible, in the same relative position as if the GAAP Change had not occurred. If notice of a GAAP Change has been given then during the period from the Effective Date of the GAAP Change until the effective date of an amendment to this Agreement with respect thereto, the Company shall calculate compliance with the Affected Covenants as though such GAAP Change had not occurred and if no such amendment to this Agreement shall become effective within one year from the Effective Date of such GAAP Change, the Company shall continue to calculate compliance with the Affected Covenants as though such GAAP Change had not occurred.
For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.	MISCELLANEOUS.
Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the “Note Register”), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.
At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.
The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, Make‑Whole Amount, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than 10 days’ notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or registered assigns, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange.
Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all the Purchasers’ reasonable out-of-pocket expenses incurred by the Purchasers and each other holder of a Note in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler LLP, the Purchasers’ special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser at such Purchaser’s home office or at such other place as such Purchaser may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. The Company agrees to pay the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses shall not exceed $4,000.
Section 9.5. Powers and Rights Not Waived: Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.
Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to the Purchasers, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Purchaser at such Purchaser’s address appearing on Schedule I to this Agreement or such other address as such Purchaser or the subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 110 West Taylor Street, San Jose, California 95110, Attention: Chief Financial Officer or to such other address as the Company may in writing designate to each Purchaser or to a subsequent holder of the Note initially issued to such Purchaser; provided, however, that a notice to such Purchaser by overnight air courier shall only be effective if delivered to such Purchaser at a street address designated for such purpose in Schedule I, and a notice to such Purchaser by facsimile communication shall only be effective if made by confirmed transmission to such Purchaser at a telephone number designated for such purpose in Schedule I (with an original by overnight air courier delivered to such Purchaser the day next following such facsimile communication), or, in either case, as such Purchaser or a subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing.

Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to each Purchaser’s benefit and to the benefit of such Purchaser’s successors and assigns, including each successive holder or holders of any Notes.
Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Execution Date or the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.
Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.
Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with California law.
Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
Section 9.12. Confidential Information. For the purposes of this Section 9.12, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf in violation hereof, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 5.16 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who are bound by professional obligations of confidentiality or who agree to hold confidential the Confidential Information substantially in accordance with this Section 9.12, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 9.12), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 9.12), (vi) any U.S. federal or state or foreign regulatory authority having or claiming to have jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 9.12 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 9.12.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 9.12, this Section 9.12 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 9.12 shall supersede any such other confidentiality undertaking.
The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

SAN JOSE WATER COMPANY

By /s/ W. Richard Roth
Name: W. Richard Roth
Title: President, Chief Executive Officer,
Chairman of the Board

By /s/ James P. Lynch
Name: James P. Lynch
Title: Chief Financial Officer

Accepted as of January 24, 2014.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By /s/ Pradeep Killamsetty
Name: Pradeep Killamsetty
Title: Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

By /s/ Pradeep Killamsetty
Name: Pradeep Killamsetty
Title: Authorized Signatory

SAN JOSE WATER COMPANY

5.14% Senior Note, Series L,
Due ___________, 2044
No. RL-_____    ______________, 2014

$____________________    PPN 798237 L*2
SAN JOSE WATER COMPANY, a California corporation (the “Company”), for value received, hereby promises to pay to or registered assigns
on the ____ day of ___________, 2044
the principal amount of

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 5.14% per annum from the date hereof until maturity, payable semiannually on the 1st day of each March and September in each year commencing on March 1, 2015, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue optional prepayment of principal) and Make‑Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 7.14% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in San Jose, California in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, Make‑Whole Amount, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable in accordance with Section 2.7 of the Note Agreement referred to below.
This Note is one of the 5.14% Senior Notes, Series L, due ___________, 2044 (the “Notes”) of the Company in the aggregate principal amount of $50,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of January 24, 2014 (the “Note Agreement”), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.
This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are permitted to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

EXHIBIT A
(to Note Agreement)

The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make‑Whole Amount, if any, set forth in the Note Agreement.
This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make‑Whole Amount, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

SAN JOSE WATER COMPANY

By ___________________________________
Name:
Title:

By ____________________________________
Name:
Title:

A-2

REPRESENTATIONS AND WARRANTIES
SAN JOSE WATER COMPANY, a California corporation (the “Company”), represents and warrants to each purchaser (each, a “Purchaser” and, collectively, the “Purchasers”) of its Notes referred to below as follows:
1.    Definitions. The defined terms used in these representations and warranties have the meanings specified in the Note Agreement dated as of January 24, 2014 (the “Agreement”), among the Company, John Hancock Life Insurance Company (U.S.A.) and John Hancock Life Insurance Company of New York, relating to the purchase by the Purchasers of the 5.14% Senior Notes, Series L, Due 2044 (the “Notes”) of the Company in the aggregate principal amount of $50,000,000.
2.    Subsidiaries. As indicated in Schedule II, the Company has no Subsidiaries of any kind.
3.    Corporate Organization and Authority. The Company
(a)    is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;
(b)    has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;
(c)    is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary; and
(d)    has received and currently possesses all necessary governmental and regulatory permits and authority to operate as a water utility under the jurisdiction of the Public Utilities Commission of the State of California, including without limitation all necessary or appropriate permits and authorizations issued by the California Department of Health Services and the California Department of Water Resources.
4.    Business and Property. The Purchasers have heretofore been provided with a Confidential Memorandum, dated October 2013 (the “Private Placement Memorandum”), prepared by the Company with the assistance of Slusser Associates, Inc., Section III of which sets forth a correct description of the business conducted by the Company and the principal properties of the Company.
5.    Financial Statements. (a) The balance sheets of the Company as of December 31 in each of the years 2011 and 2012 and the statements of income, changes in shareholders’ equity, and cash flows for the fiscal years ended on said dates, audited by KPMG LLP have been prepared in accordance with generally accepted accounting principles consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company as of such dates and the results of its operations and

EXHIBIT B
(to Note Agreement)

cash flows for such periods. The unaudited interim balance sheet of the Company as of June 30, 2013 and the statements of income and cash flows for the six-month period then ended have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied (other than without footnotes and subject to customary year-end adjustments), are correct and complete in all material respects and present fairly the financial position of the Company as of such date and the results of its operations and cash flows for such period.
(b)    Since December 31, 2012 there has been no change in the condition, financial or otherwise, of the Company as shown on the balance sheet as of such date, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse.
6.    Debt. Schedule V to the Agreement correctly describes all Debt of the Company outstanding on December 31, 2013. Since such date, no other Debt has been incurred or entered into and there has been no material change in the amount of Debt of the Company outstanding, other than changes in the amount of Debt outstanding under the Line of Credit, such that on the Execution Date and on the Closing Date the aggregate principal amount outstanding thereunder does not exceed $75,000,000.
7.    Full Disclosure. Neither the financial statements referred to in Section 5 hereof nor the Agreement nor the Private Placement Memorandum nor any other written statement furnished by or on behalf of the Company to each Purchaser in connection with the negotiation of the Agreement or the negotiation and sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which has not been disclosed to each Purchaser in writing which materially affects adversely nor, so far as the Company can now foresee, could, individually or in the aggregate, materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to comply with and perform the terms of the Agreement or the Notes.
8.    Pending Litigation. There are no proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal or regulatory agency which could reasonably be expected to, individually or in the aggregate, materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to comply with or perform its respective obligations under the Agreement or the Notes.
9.    Title to Properties. The Company has good and marketable title in fee simple (or its equivalent under applicable law) to all parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in Section 5 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.
10.    Patents and Trademarks. The Company owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and water and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.
11.    Transaction is Legal, Authorized and Enforceable. The issuance and sale of the Notes and the execution and delivery of the Agreement by the Company and performance by the Company and compliance of the Company with, all of the provisions of the Notes and the Agreement:
(a)    are within the legal and corporate powers and authority of the Company;
(b)    will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or to which it may be subject or results in the imposition of any Lien or encumbrance on any property of the Company; and
(c)    have been duly authorized by the Company pursuant to proper corporate action on the part of the Company (no action by any of the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise).
On the Execution Date, the Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms. On the Closing Date, the Notes will be duly executed and delivered by the Company and the Agreement and the Notes, when issued, will constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.
12.    No Defaults. If the transactions contemplated by the Agreement were in effect on the Execution Date, no Default or Event of Default would have occurred and be continuing. On the Closing Date, no Default or Event of Default has occurred that is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute a default or an event of default thereunder, except for any amount or amounts, which, individually or in the aggregate, may equal $100,000 or less.
13.    Governmental Consent. The Company has obtained the consent of the Public Utilities Commission of the State of California to the issuance and sale of the Notes and the execution, delivery and compliance with and performance by the Company with the terms and provisions of the Notes and the Agreement; such consent is in full force and effect and has not been modified, revoked or rescinded on or as of the date hereof. Neither the nature of the Company nor of any of its businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes or the execution and delivery of the Agreement are such as to require any other consent, approval or authorization of, or filing, registration or qualification with, any regulatory body, state, Federal or local on the part of the Company as a condition to the execution, delivery and performance of the Notes or the Agreement.
The Application 10‑07‑022 filed July 23, 2010 by the Company before the Public Utilities Commission of the State of California, and the Exhibits attached thereto, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading. There is no fact peculiar to the Company which has not been disclosed to the Public Utilities Commission of the State of California which materially affects adversely or, so far as the Company can now foresee, could, individually or in the aggregate, materially affect adversely the ability of the Company to comply with and perform the terms of CPUC Decision 11‑01‑034 dated January 27, 2011, or which would provide the Public Utilities Commission with a basis for rescinding, revoking, modifying or amending Decision 11‑01‑034.
14.    Taxes. All tax returns required to be filed by the Company have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company, or upon any of its properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 2011, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it or any of its properties and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company is threatened. The provisions for taxes on the books of the Company are adequate for all open years, and for its current fiscal year.
15.    Use of Proceeds. The net proceeds from the sale of the Notes will be used for the purposes specified on Schedule III to the Agreement. None of the transactions contemplated in the Agreement or the Notes (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U. None of the proceeds from the sale of the Notes will be used to purchase, directly or indirectly, or refinance any borrowing the proceeds of which were used to purchase, directly or indirectly, any “security” within the meaning of the Securities Exchange Act of 1934, as amended.
16.    Private Offering. Neither the Company nor any agent on behalf thereof has, directly or indirectly, offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any such similar Security with any Person other than the Purchasers and not more than 15 other institutional investors, each of whom was offered a portion of the Notes or such similar Security at private sale for investment. Neither the Company nor any agent on behalf thereof has, directly or indirectly, offered or will offer the Notes or any such similar Security or has, directly or indirectly, solicited or will solicit an offer to acquire the Notes or any such similar Security from any Person so as to bring the issuance and sale of the Notes or such similar Security within the provisions of Section 5 of the Securities Act of 1933, as amended.
17.    ERISA.
(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, prospects, profits, properties or condition (financial or otherwise) of the Company.
(b)    The present value of the aggregate benefit liabilities under each of the pension Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, exceeded the aggregate current value of the assets of such Plan allocable to such benefit liabilities by approximately $25,000,000 in the case of any single Plan and $25,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material in relation to the business, prospects, profits, properties or condition (financial or otherwise) of the Company.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not material in relation to the business, prospects, profits, properties or condition (financial or otherwise) of the Company.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this paragraph is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 3.2 of the Agreement as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
18.    Compliance with Law. The Company: (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, nor (b) has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business which violation or failure to obtain might, individually or in the aggregate, materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company, or impair the ability of the Company to observe or perform its obligations under the Notes or the Agreement. The Company is not in default with respect to any order of any court or governmental authority or any regulatory agency or any arbitration board or panel.
19.    Compliance with Environmental Laws. The Company is not in violation of any applicable Federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposal to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could, individually or in the aggregate, have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. The Company has no liability or class of liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).
20.    Restrictions on the Company. The Company is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which, individually or in the aggregate, materially and adversely affects the business of the Company. The Company is not a party to any contract or agreement or subject to any charter or other corporate restriction which prohibits the execution, delivery, performance and observance by the Company of the Notes or the Agreement. The Company is not a party to any agreement which would result or cause at any time in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 5.7 of the Agreement.
21.    Investment Company Act. The Company is not, nor is directly or indirectly controlled by, or acting on behalf of any person which is, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
22.    Public Utility Holding Company Act, Etc. The Company is a public utility and a wholly-owned subsidiary of the Corporation, but it is not a “public utility” within the meaning of the Federal Power Act, as amended.

23.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    No part of the proceeds from the sale of the Notes under the Agreement constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any governmental authority or agency for possible violation of Anti Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti Money Laundering Laws and U.S. Economic Sanctions.
(d)    (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti corruption related activity under any applicable law or regulation in a U.S. or any non U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non U.S. governmental authority or agency for possible violation of Anti Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such governmental official in his or her official capacity or such commercial counterparty, (ii) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (iii) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
(3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti Corruption Laws.

SAN JOSE WATER COMPANY
CERTIFICATE WITH RESPECT TO
REPRESENTATIONS AND WARRANTIES
The undersigned, on behalf of SAN JOSE WATER COMPANY, a California corporation (the “Company”), certify that they are the President and Chief Financial Officer of the Company, and that, as such, they are duly authorized to execute this certificate in the name and on behalf of the Company, and further certify that:
a.    The Company is a party to a Note Agreement dated as of January 24, 2014 (the “Agreement”) regarding the issuance and sale of the Company’s $50,000,000 5.14% Senior Notes, Series L, due ______________, 2044 (the “Notes”).
b.    This certificate is being delivered pursuant to Section 4.2(b) of the Agreement. Terms used in this certificate which are not defined shall have the meanings defined in the Agreement.
c.    The Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.
d.    The representations and warranties with respect to the Company and its Subsidiaries as set forth in Exhibit B to the Agreement are true and correct as though made at and as of this date (except to the extent such representations and warranties relate to another date, in which case such representations and warranties continue to be true and correct as of such earlier date).
e.    The Decision 11‑01‑034 dated January 27, 2011 of the Public Utilities Commission of the State of California (the “Order”) is in full force and effect, and has not been revoked, rescinded, modified, or amended, all necessary actions have been taken by the Company to comply with and satisfy the conditions and obligations of the Company under the Order, and there are no proceedings pending or, to the knowledge of the Company threatened, affecting the validity of the Order or the ability of the Company to comply with or perform its obligations under the Order.

EXHIBIT C
(to Note Agreement)

f.    The Company has performed and complied with all agreements and conditions in the Agreement which are required to be performed or complied with by the company before or at the date hereof.
DATED: _______________, 2014.

SAN JOSE WATER COMPANY

By	__________________________
Name: W. Richard Roth
Title: President

By	__________________________
Name: James P. Lynch
Title: Chief Financial Officer

C-2

DESCRIPTION OF SPECIAL COUNSEL’S CLOSING OPINION

[Delivered to Purchasers Only]

EXHIBIT D
(to Note Agreement)

DESCRIPTION OF CLOSING OPINION OF COUNSEL TO THE COMPANY

[__________], 2014
John Hancock Life Insurance Company (U.S.A.)
John Hancock Life Insurance Company of New York
197 Clarendon Street
Boston, Massachusetts 02116

Re:	Note Agreement dated as of January 24, 2014
Ladies and Gentlemen:
We have acted as counsel for San Jose Water Company, a California corporation (the “Company”), in connection the Note Agreement, dated as of January 24, 2014 (the “Note Agreement”), by and among the Company, and each of the purchasers named in Schedule I hereto (the “Purchasers”), pursuant to which the Purchasers will purchase $50,000,000 aggregate principal amount of the Company’s 5.14% Senior Notes, due [__________], 2044 (the “Notes”). Capitalized terms defined in the Note Agreement are used herein as therein defined, unless otherwise defined herein. This opinion letter is being delivered to you pursuant to Section 4.2(c) of the Note Agreement.
In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents and records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, including the following:
A.    the Note Agreement;
B.    the Notes issued as of the date of this opinion by the Company pursuant to the Note Agreement;
C.    the Certificate of James Lynch, Chief Financial Officer and Treasurer, Palle Jensen, Senior Vice President of Regulatory Affairs, and Suzy Papazian, Secretary of the Company dated the date hereof (the “Officer’s Certificate”);
D.    the Certificate of Good Standing of the Company certified by the Secretary of the State of California as of a recent date (the “California Certificate”); and
E.    relevant provisions of the California Public Utilities Code applicable to the regulation of the Company, including those applicable to public utilities and their holding companies and governing the issuance of securities and the assumption of indebtedness by them; a copy of Application 10-07-022 filed July 23, 2010 with the California Public Utilities Commission (“CPUC”) pertaining to certain

EXHIBIT E
(to Note Agreement)

financing matters of the Company; and a copy of Decision 11-01-034 dated January 27, 2011 approving such financing matters.
The Note Agreement and the Notes are each individually referred to herein as an “Opinion Document” and they are collectively referred to herein as the “Opinion Documents”.
We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Opinion Documents constitute valid and binding obligations of each party thereto other than the Company.
As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Opinion Documents and upon certificates of officers of the Company.
In rendering the opinions set forth herein, whenever a statement or opinion set forth herein is qualified by “to our knowledge,” “known to us” or words of similar import, it is intended to indicate that, during the course of our representation of the Company in the subject transaction, no information has come to the attention of the individual lawyers in our Firm who have participated in the transactions to which this opinion relates, including Scott D. Karchmer, J. Michael Jack, and David V. Chang, that gives us actual knowledge of the inaccuracy of such statement or opinion. We have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.
Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that:
1.The Company is a corporation validly existing and in good standing under the laws of the State of California with the corporate power and authority to own its properties and to carry on its business as, to our knowledge, it is now conducted.
2.    The Company has the corporate power and authority to enter into and perform the Opinion Documents, has taken all necessary corporate action to authorize the execution, delivery and performance of such Opinion Documents and has duly executed and delivered such Opinion Documents.
3.    Each Opinion Document is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
4.    The execution and delivery by the Company of the Opinion Documents do not, and the performance by the Company of its obligations thereunder will not, (i) result in a violation of the Articles of Incorporation or Bylaws of the Company, (ii) result in a breach or a default under any agreement or instrument listed on Exhibit A hereto, (iii) result in the creation or imposition of a lien on any assets of the Company under any agreement or instrument listed on Exhibit A hereto; (iv) violate or be in conflict with any U.S. federal or California laws, rules or regulations applicable to the Company, or (v) require any approval, consent, permit, waiver or license from or filing with any governmental authority or court of the United States or the State of California, including the California Public Utilities Commission.

5.    Assuming the accuracy of the representations and warranties and compliance with the agreements contained in the Note Agreement, the issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not require registration under the Securities Act of 1933, as amended, qualification under the California Corporate Securities Law of 1968, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
6.    The extension of credit made on the date hereof and the use of the proceeds thereof in accordance with the provisions of the Note Agreement do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
7.    The Company is not an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.
8.    The Company is not a “holding company” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.
9.    To our knowledge, there are no pending lawsuits or other proceedings against the Company or its properties before any court, arbitrator or governmental agency or authority that challenge the legality, validity or enforceability of the Opinion Documents.
The opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions:
A.    The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing. In addition, the enforceability of the Opinion Documents is subject to the effect of California Civil Code 1670.5, which provides that a court may refuse to enforce, or may limit the application of a contract or any clauses thereof, which the court finds as a matter of law to have been unconscionable at the time it was made.
B.    The opinions expressed in this opinion letter are limited to the laws of the States of California and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.
C.    For purposes of our opinion in paragraph 1 hereof as to the valid existence and good standing of the Company, we have relied solely upon a good standing certificate issued by the Secretary of State of the State of California.
D.    For purposes of the opinions in paragraph 4, we have considered such laws and regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Opinion Documents as well as the California Public Utilities Code.
E.    Certain waivers by the parties to the Opinion Documents may relate to matters that cannot, as a matter of law, be effectively waived.
F.    The enforceability of the Opinion Documents may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or an occurrence of default.

G.    We note that Section 1717 of the California Civil Code provides that where a contract permits one party to the contract to recover attorneys’ fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys’ fees.
H.    We express no opinion as to:
(i)    The enforceability of any provision of the Opinion Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto. Section 1698 of the California Civil Code provides that an oral modification to a contract may be enforced if the oral modification was performed notwithstanding a contrary provision in the document.
(ii)    Any tax laws, environmental laws, pension and employee benefit laws, antitrust laws, or any municipal laws (including without limitation, any subdivision laws and regulations) or terms of any local agencies within the State of California.
(iii)    The effect of the law of any jurisdiction other than the State of California which limits the rate of interest legally chargeable or collectible.
This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to us pertaining to the events occurring prior to such date.
This opinion letter is furnished by us solely for the benefit of the Purchasers and their respective successors and permitted assigns pursuant to the Note Agreement, and this opinion letter may not be relied upon by such parties for any other purpose or by any other person or entity for any purpose whatsoever or quoted in whole or in part or otherwise referred to or used or furnished to any other person without our express written consent.
Notwithstanding the preceding paragraph of this opinion, each of the Purchasers and their permitted transferees may furnish a copy of this opinion (i) to its independent auditors and attorneys if required in the performance of professional services for such Purchaser or transferee, (ii) to any state or federal authority, or independent insurance board or body, having regulatory jurisdiction over such Purchaser or transferee, including without limitation anyone using the information to rate or classify such Purchaser or transferee or the Notes, and (iii) pursuant to order or legal process of any court or governmental agency.
In addition, the Purchasers’ counsel, Chapman and Cutler LLP, may rely on and refer to this opinion in providing their opinion to the Purchasers in connection with this transaction.
Very truly yours,

SCHEDULE I
Purchasers

1. John Hancock Life Insurance Company (U.S.A.)
2. John Hancock Life Insurance Company of New York

EXHIBIT A

1.
$20,000,000 8.58% Senior Notes, Series A due July 1, 2022, issued pursuant to those certain Note Agreements dated July 1, 1992, as amended by that certain First Amendment to Note Agreements dated as of December 1, 1995 and that certain Second Amendment to Note Agreements dated as of February 15, 2000.

2.
$30,000,000 7.37% Senior Notes, Series B due January 1, 2024, issued pursuant to those certain Note Agreements dated as of October 1, 1993, as amended by that certain First Amendment to Note Agreements dated as of February 15, 2000.

3.
$10,000,000 9.45% Senior Notes, Series C due November 1, 2020, issued pursuant to those certain Exchange Agreements dated as of October 1, 1993, as amended by that certain First Amendment to Exchange Agreements dated as of February 15, 2000.

4.
$15,000,000 7.15% Senior Notes, Series D due January 1, 2026 issued pursuant to those certain Note Agreements dated as of December 1, 1995, as amended by that certain First Amendment to Note Agreements dated as of February 15, 2000.

5.
$15,000,000 6.81% Senior Notes, Series E due December 1, 2028 issued pursuant to that certain Note Agreement dated as of December 1, 1998, as amended by that certain First Amendment to Note Agreement dated as of February 15, 2000.

6.	$20,000,000 7.20% Senior Notes, Series F due September 1, 2031 issued pursuant to those certain Note Agreements dated as of September 1, 2001.

7.	$20,000,000 5.93% Senior Notes, Series G due September 1, 2033 issued pursuant to that certain Note Agreement dated as of September 2, 2003.

8.	$20,000,000 5.71% Senior Notes, Series H due January 1, 2037 issued pursuant to that certain Note Agreement dated as of January 23, 2007.

9.	$20,000,000 5.93% Senior Notes, Series I due December 17, 2037 issued pursuant to that certain Note Agreement dated as of December 17, 2007.

10.	$10,000,000 6.54% Senior Notes, Series J due February 1, 2024 issued pursuant to that certain Note Agreement dated as of February 2, 2009.

11.	$20,000,000 6.75% Senior Notes, Series K due May 15, 2039 issued pursuant to that certain Note Agreement dated as of May 15, 2009.

12.	Credit Agreement between the Company and Wells Fargo Bank, National Association dated as of March 1, 2012, as amended by that certain First Amendment to Credit Agreement dated as of January 11, 2013.

13.	Funding Agreement between the State of California Department of Water Resources and San Jose Water Company dated as of January 18, 2005 for a loan of $2,474,000.

14.
Funding Agreement between the State of California Department of Health Services and San Jose Water Company dated as of March 13, 2007 for a loan of $1,660,250, as amended by that certain Amendment A‑1 dated as of January 31, 2008.

15.	Loan Agreement between the California Pollution Control Financing Authority and San Jose Water Company dated as of June 1, 2010 for a loan of $50,000,000 at 5.10% due June 1, 2040.